CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in the Statement of Additional Information constituting this Post-Effective Amendment No. 99 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 29, 1998, relating to the financial statements and per-share data and ratios of Washington Mutual Investors Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "General Information-Independent Accountants" and "General Information-Reports to Shareholders" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.
PRICE WATERHOUSE LLP
Los Angeles, California
June 11, 1998